Filed by:  Federated Short-Term Municipal Trust

Pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-6 of the Securities Act of 1934

Subject Company:  Federated Limited Term Municipal Fund
Commission File No. 811-3181




          RE: COMBINATION OF FEDERATED LIMITED TERM MUNICIPAL FUND AND
                      FEDERATED SHORT-TERM MUNICIPAL TRUST

Dear Investment Representative:

I am writing to let you know that your clients who are shareholders of Federated Limited Term Municipal Fund (LTMF) will be receiving a Prospectus/Proxy Statement requesting their approval of a reorganization which will combine their fund into Federated Short-Term Municipal Trust (STMT). Both funds seek to provide income exempt from federal regular income tax by investing in a portfolio of investment grade tax-exempt securities.*

WE BELIEVE THE COMBINATION WILL BE IN LTMF SHAREHOLDERS' BEST INTERESTS FOR SEVERAL REASONS. First, it will decrease the likelihood that redemptions will disrupt the portfolio management of these relatively small funds. Second, for holders of LTMF Class F Shares, the reorganization will result in lower fees and expenses. In both cases, the reorganization will not change the net asset value of their investments.

LTMF's Class A Shareholders will become owners of Class A Shares of STMT, while owners of LTMF's Class F Shares will become owners of Institutional Service
Shares of STMT.   The reorganization will be a tax-free transaction for federal income tax purposes. Shareholders of LTMF should consult their tax advisors regarding the effect, if any, of the reorganization in light of their individual circumstances.

You should note that as a result of the reorganization, the minimum account size for LTMF Class F shareholders who receive Institutional Service Shares of STMT will increase from $1,500 to $25,000, and any Systematic Investment Plan (SIP) for their shares will be terminated. The minimum account size for Class A shareholders will remain at $1,500, and SIPs will continue to be available.

A special meeting of the shareholders of LTMF will be held on December 8, 2006.

If you have any questions about this reorganization or about any other Federated products, please contact your Federated representative or visit www.federatedinvestors.com. Thank you for your support of Federated funds.

Sincerely,

Thomas Territ
President
Federated Securities Corp.

*   Income may be subject to the federal alternative minimum tax.

INSTITUTIONAL SALES MATERIAL.  Not to be shown to the public.
Federated Securities Corp., Distributor Federated is a registered mark of Federated Investors, Inc. 2006 {copyright} Federated Investors, Inc.
35604 (11/06)

A PROSPECTUS/PROXY STATEMENT DATED OCTOBER 26, 2006 AND RELATING TO THE PROPOSED REORGANIZATION HAS BEEN MAILED TO SHAREHOLDERS OF LTMF. INVESTORS ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. A COPY OF THE PROSPECTUS/PROXY STATEMENT MAY BE OBTAINED WITHOUT CHARGE THROUGH THE INTERNET AT WWW.SEC.GOV OR AT WWW.FEDERATEDINVESTORS.COM OR BY CALLING 1-800-245-5000.